Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2007 (which includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standard No. 123(R) as of December 31, 2006), accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the 2006 Annual Report of The Bancorp Inc. and its subsidiary on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of The Bancorp Inc. and its subsidiary on Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005 and File No. 333-130709, effective December 27, 2005).

/s/    GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 15, 2007